EXHIBIT 8.1

LAW OFFICES
Silver, Freedman & Taff, L.L.P.
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

1700 WISCONSIN AVENUE, N.W.
WASHINGTON, D.C. 20007
PHONE: (202) 295-4500
FAX: (202) 337-5502 or (202) 337-5503
WWW.SFTLAW.COM

July 1, 2004

First Financial Holdings, Inc.
34 Broad Street
Charleston, South Carolina 29401

First Financial Capital Trust I
34 Broad Street
Charleston, South Carolina 29401

              Re:              Registration Statement on Form S-4

Ladies and Gentlemen:

              We have acted as special tax counsel to First Financial Holdings, Inc., a Delaware corporation ("First Financial"), and First Financial Capital Trust I, a statutory trust formed under the Statutory Trust Act of the State of Delaware (the "Trust"), in connection with the exchange offer registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") for the purpose of (i) registering under the Securities Act of 1933, as amended (the "Securities Act"), (a) the guarantee by First Financial of up to 45,000 of the Trust's 7.0% Capital Securities, Series B, liquidation amount of $1,000 per capital security (the "Exchange Capital Securities") with respect to distributions and payments upon liquidation, redemption and otherwise (the "Exchange Guarantee"), (b) up to $45,000,000 principal amount of 7.0% Junior Subordinated Deferrable Interest Debt Securities due April 6, 2004, Series B (the "Exchange Junior Subordinated Debentures") issued by the Corporation and (c) an aggregate of up to 45,000 of 7.0% Exchange Capital Securities (liquidation amount of $1,000 per security) of the Trust, and (ii) exchanging (such event, the "Exchange") (a) the Exchange Guarantee for the previously issued guarantee, (b) the Exchange Junior Subordinated Debentures for the previously issued junior subordinated deferrable interest debt securities (the "Original Junior Subordinated Debentures") and (c) the Exchange Capital Securities for the previously issued 7.0% Capital Securities, Series A, liquidation amount of $1,000 per capital security (the "Original Capital Securities"). Capitalized terms used and not defined herein shall have the respective meanings set forth in the Registration Statement.

              In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the certificate of trust of the Trust filed with the Secretary of State of the State of Delaware on March 17, 2004; (ii) the Amended and Restated Declaration of Trust (including the designations of the terms of the Trust Securities annexed thereto), dated March 24, 2004 (the "Amended Declaration"), by and among First Financial, as Sponsor, Wilmington Trust Company, as Institutional Trustee and the Delaware Trustee, and A. Thomas Hood, Susan E. Baham and Mark R. Adelson (collectively, the "Administrative Trustees"); (iii) the form of certificates evidencing the Original Capital Securities and the Exchange Capital Securities and annexed to the Amended Declaration; (iv) the Registration Rights Agreement, dated March 19, 2004, by and among First Financial, the Trust and the Initial Purchaser; (v) the Indenture and the form of certificate evidencing the Original Junior Subordinated Debentures and the Exchange Junior Subordinated Debentures; and (vi) the form of the Exchange Guarantee Agreement, by and between First Financial, as guarantor, and Wilmington Trust Company for the benefit of the holders of the Exchange Capital Securities. We have also examined originals or copies, certified or otherwise

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First Financial Holdings, Inc.
July 1, 2004

identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

              In rendering the opinions expressed below, we have participated in the preparation of the Registration Statement. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by officers of First Financial and others. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the issuance of the Exchange Capital Securities and the Exchange Junior Subordinated Debentures will be consummated in the manner contemplated by the Registration Statement.

              In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions and Internal Revenue Service rulings, all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurances, moreover, that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

              Based solely upon the foregoing, we are of the opinion that under current federal income tax law, as of the date hereof:

(i)        although the discussion set forth in the Registration Statement under the heading "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" does not purport to discuss all possible federal income tax consequences of the Exchange and the ownership and disposition of the Exchange Capital Securities or the Exchange Junior Subordinated Debentures, such discussion constitutes, in all material respects, a fair and accurate summary under current law of the material federal income tax consequences of such matters; and

(ii)        the exchange of the Original Capital Securities for Exchange Capital Securities will not be considered a taxable event for federal income tax purposes.
              For purposes of this letter, we do not express any opinion concerning any law other than the federal income tax law of the United States. Furthermore, our opinion is limited solely to the specific questions and conclusions set forth herein and we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the issuance of the Exchange Junior Subordinated Debentures and the Exchange Capital Securities or of any transaction related to or contemplated by such issuance.

              We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion letter is rendered for the benefit of the First Financial, the Trust and the holders of the Exchange Capital Securities. Copies of this opinion letter may not be furnished to any other person, nor may any portion of this opinion letter be quoted, circulated or referred to in any other document, without our prior written consent.

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First Financial Holdings, Inc.
July 1, 2004

              We consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
By:	/s/ Silver, Freedman & Taff, L.L.P. SILVER, FREEDMAN & TAFF, L.L.P.

End.